Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Iris Energy Limited
Sydney, NSW, Australia

We hereby consent to the inclusion in this Amendment to the Registration Statement on Form F-1 (No. 333-260488) of our report dated September 30, 2021, except for the effects of the reverse share split discussed in Note 2 which is dated November 8, 2021, with respect to the audits of the consolidated financial statements of Iris Energy Limited as of and for the years ended June 30, 2021 and June 30, 2020, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ArmaninoLLP
Dallas, Texas

November 10, 2021